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                                                                    EXHIBIT 3.8
                           CERTIFICATE OF AMENDMENT
                                      OF
                             AMENDED AND RESTATED
                         CERTIFICATE OF INCORPORATION
                                      OF
                                XYVISION, INC.
                    PURSUANT TO SECTION 242 OF THE GENERAL
                   CORPORATION LAW OF THE STATE OF DELAWARE
----------------------------------------------------
     XYVISION, INC. (the "Corporation"), organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

     At a meeting of the Board of Directors of the Corporation on July 1, 1998, the Board of Directors duly adopted resolutions pursuant to Section 242 of the General Corporation Law of the State of Delaware setting forth an amendment to the Restated Certificate of Incorporation of the Corporation, as amended, and declaring said amendment to be advisable. The stockholders of the Corporation duly approved, pursuant to said Section 242, said proposed amendment at the Annual Meeting of Stockholders held on September 17, 1998. The amendment to the Restated Certificate of Incorporation is as follows:

RESOLVED:     That the first paragraph of Article IV of the Certificate of
              Incorporation be and hereby is deleted and the following two paragraphs shall be inserted in lieu thereof:


                 "That upon the filing date of the Certificate of Amendment of
              Amended and Restated Certificate of Incorporation of the Corporation (the "Effective Date"), a one-for-five reverse split of the Corporation's Common Stock (as defined below) shall become effective, such that each five shares of Common Stock outstanding and held of record by each stockholder of the Corporation (including treasury shares) immediately prior to the Effective Date shall represent one share of Common Stock from and after the Effective Date, with cash paid in lieu of any fractional share which might result from the reverse split, based on the fair market value of the Common Stock on the Effective Date. The total number of shares of all classes of stock which the Corporation shall have the authority to issue is twenty-eight million (28,000,000). All such shares are to have par value and are classified as follows: three million (3,000,000) shares of Preferred Stock, par value $1.00 per share ("Preferred Stock"), and twenty-five million (25,000,000) shares of Common Stock, par value $.03 per share ("Common Stock")."

     IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by its President this 20th day of October, 1998.


                               XYVISION, INC.


                               By: /s/ Kevin Duffy
                               ---------------------
                               Kevin Duffy
                               President